EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-108335) pertaining to the 2003 Stock Incentive Plan of Ashford Hospitality Trust, Inc. of our reports on the Residence, Sea Turtle, Sheraton Philadelphia, and SpringHill dated March 24, 2004, April 2, 2004, March 29, 2004, and March 24, 2004, respectively, with respect to the historical summary of revenue and direct operating expenses of these properties included in this current report on Form 8-K/A filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
April 6, 2004